THIS DEED OF AGREEMENT is made the 30th day of September, 1997

      PARTIES:

  ASI TECHNOLOGIES PTY. LTD. (ACN 006 828 324) of Suite 3, 1601
  Main Road, Research, Victoria, Australia ("ASIT')

  and

  ASI ENTERTAINMENT PTY. LTD. (ACN 062 850962) also of Suite 3,
  1601 Main Road, Research, Victoria ("ASIE")

  RECITALS:

  A. ASIT has agreed to sell and ASIE has agreed to purchase certain assets.

  B. The parties hereto wish to record the agreements and arrangements made between them.

  AGREEMENT:

  1. ASIT hereby agrees to sell to ASIE the assets described in the Schedule hereto (the said assets") for a total price ("the price") of A$1,500,000.

  2.  It is further agreed between the parties hereto as follows:

  (a) ASIT shall within 7 days from the date hereof (the "settlement date") assign transfer and set over absolutely (with effect from 1 July, 1997) to ASIE all and singular the said assets with the price being satisfied by ASIE issuing and allotting to ASIT (and/or its nominees) on the settlement date 15,000,000 ordinary fully paid 10 cent shares ("the ASIE shares") in the capital of ASIE and 15,000,000 options ("the Options") over ordinary 10 cent shares in the capital of ASIE with the terms and conditions of the Options being as set out in clause 3 hereof;

   (6) they shall each do and undertake all such acts, matters and things and execute all such documents as shall be necessary to ensure that with all due expedition the said assets are assigned transferred and set over absolutely to ASIE as aforesaid and in the meantime the said assets shall be held in trust by ASIT on behalf of ASIE absolutely

  3.  The terms and conditions of the Options shall be:

        (a) all shares in ASE to be issued and allotted pursuant to the exercise of the Options shall rank pari passu in all respects with the existing issued share capital of ASIE;

      (b) the Options shall expire 30 June, 2000 but may be transferred at any time prior to the expiry date;

        (c) the Options are exercisable at 10 cents per Option;

        (d) the Options shall be exercisable wholly or in part (in multiples of 100,000 Options) by notice in writing to ASIE given at any time prior to or on the expiry date and shall be accompanied by the application monies ("the application monies") or the shares resulting from the exercise of the Options;

        (e) there are no participating rights or entitlements inherent in the Options to participate in any new issue or bonus issue of securities which may be offered to members of ASIE from time to time prior to the expiry date;

        (f) Option holders have the right to exercise their Options prior to the date of determining entitlements to any capital issue to the then existing members of ASIE made during the currency of the Options. In this regard, Option holders shall be afforded the period of at least 14 days prior to, and inclusive of, the books closing date (to determine entitlements to the issue), to exercise their Options;

        (g) in the event of any reconstruction (including consolidation, subdivision, reduction or return) of the issued capital of ASIE, the number of Options or the exercise price of the Options or both shall be reconstructed (as. appropriate) in a manner which will not result in any benefits being conferred on Option holders which are not conferred on shareholders, but (subject to the provisions with respect to: rounding of entitlements as sanctioned by the meeting of members approving the reconstruction of capital) in all other respects the terms for the exercise of the Options shall remain unchanged;

        (h) if the shares of ASIE shall be officially quoted on a Stock Exchange, application for official quotation on that Stock Exchange of the shares allotted and issued pursuant to the exercise of Options will be made by ASIE within 14 days after the date of allotment of such shares;

        (i) shares allotted and issued pursuant to the exercise of Options will be allotted and issued not more than 14 days after the receipt of a properly executed exercise notice and the application monies;

         (j) ASIE reserves .the right to vary, amend, alter and/or add to the terms and conditions attached to the Options ("the changes") if the requirements of a Stock Exchange:

            i. on which ASIE's shares are granted official quotation; or,

            ii. on which ASIE wishes to have its shares granted official quotation make it necessary for the changes to be made provided that no changes may be made by ASIE to the exercise price of 10 cents per Option or the expiry date of 30 June, 2000 save as may be necessary by reason of the operation of the matters set out in sub-clause (g) hereof.

   4. ASIE represents and warrants to and agrees with ASIT so that ASIT may at all times rely on this clause that:

         (a) on the settlement date ASIE will have only one class of shares issued (being ordinary fully paid ten cent shares ranking in all respects pad passu with each other share);

         (b) ASIE is duly incorporated in and in good standing under the laws of the State of Victoria, Australia;

          (c) ASIT shall acquire valid and marketable title to the ASIE shares free and clear of any liens claims charges or other encumbrances or interests of third parties of any nature whatsoever.

  5. ASIE agrees to be liable for and indemnify ASIT in respect and to the extent of any loss or expense incurred by reason of any manner or thing being at any time found to be other than as warranted or represented by ASIE in this Deed of Agreement.

  6. ASIT represents and warrants to and agrees with ASIE so that ASIE may at all times rely on this clause that:

              (a) on. the date hereof and on the settlement date
  ASIT has and will have sole and
  absolute valid and marketable title to the said assets free and clear of any liens claims charges or other encumbrances or interests of third parties of any nature whatsoever;

              (b) on the settlement date ASIE (by reason of the sale and purchase hereby effected and the satisfaction of the price by ASIE) shall acquire sole and absolute valid and marketable title to the said assets free and clear of any liens claims charges or other encumbrances or interests of third parties of any nature whatsoever.

  7. ASIT agrees to be liable for and indemnify ASIE in respect and to the extent of any loss of expense incurred by reason of any matter or thing being at any time found to be other than as warranted or represented by ASIT in this Deed of Agreement.

  8. There are no representations, promises, warranties, covenants or undertaking other than those contained in this Deed of Agreement which contains the entire understanding of the parties and none of the terms hereof may be waived or modified except by an express agreement in writing signed by the parties hereto.

  9. This Deed of Agreement constitutes the entire agreement between the parties and shall supersede all prior negotiations, representations, proposals and agreements whether oral or written with respect to the subject matter of this Deed of Agreement.

  10.  Time is of the essence of this Deed of Agreement.

  11. Each of the parties undertakes to sign such documents and perform all acts and things as may be reasonably required on or after the execution of this Deed of Agreement to effect the transactions contemplated by this Deed of Agreement.

  12. This Deed of Agreement shall be binding upon and continue for the benefit of each; party, its successors and permitted assigns.

  13. This Deed of Agreement shall be governed by and construed in accordance with the law of the State of Victoria, Australia and the parties submit to the jurisdiction of the Victorian courts.

  14. Any notice may be given by a party to the other party addressed to that other party at its address appearing in this Deed of Agreement or to such other address as that party may from time to time by notice in writing nominate as its new 6r alternative address for service of notices. Proof that such notice was properly addressed, pre-paid and posted shall be sufficient evidence of service. Service shall be deemed to have taken place:

          (a) by personal delivery on the date of such delivery;
          (b) by post within Australia forty-eight hours after posting;
          (c) by post outside Australia ten days after posting;
          (d) by facsimile transmission when receipt: is acknowledged.

  15. If a party commits a breach of this Deed of Agreement, the party in default shall, without prejudice to the other rights of the other party, pay on demand

            (a) all reasonable expenses incurred as a result of the breach; and,
            (b) interest on any money overdue during the period of default at the rate of 15% per annum.

       IN WITNESS whereof this Deed of Agreement has been executed the day and year first hereinbefore written.


  The Common Seal of ASI TECHNOLOGIES PTY. LTD.
  was hereunto affixed in the presence of


  The Common Seal of ASI ENTERTAINMENT PTY. LTD.
  was hereunto affixed in the presence of